SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Soliciting Material Under Rule 14a-12
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☒ Definitive Proxy Statement
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Palomar Medical Technologies, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 annual meeting of stockholders of Palomar Medical Technologies, Inc. which will be held on Wednesday, May 14, 2008 at 10:00 a.m. at the Marriott Hotel, One Mall Road, Burlington, Massachusetts 01803 and thereafter as it may be adjourned from time to time.

        At this year’s annual meeting, you will be asked to elect six (6) directors; ratify the selection of Ernst & Young LLP as our independent auditors for fiscal 2008; and transact such other business as may properly come before the meeting or any adjournments thereof.

        Details of the matters to be considered at the meeting are contained in the attached notice of annual meeting and proxy statement, which we urge you to consider carefully.

        As a stockholder, your vote is important. Whether or not you plan to attend the meeting, please complete, date, sign and return your proxy card promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

        Thank you for your cooperation, continued support and interest in Palomar Medical Technologies, Inc.

Sincerely, Louis P. Valente Executive Chairman

3

PALOMAR MEDICAL TECHNOLOGIES, INC.
82 Cambridge Street
Burlington, Massachusetts 01803

Notice of the
2008 Annual Meeting of Stockholders

To the stockholders of PALOMAR MEDICAL TECHNOLOGIES, INC.:

        NOTICE IS HEREBY GIVEN that the 2008 annual meeting of stockholders of Palomar Medical Technologies, Inc., a Delaware corporation, will be held on Wednesday, May 14, 2008 at 10:00 a.m. at the Marriott Hotel, One Mall Road, Burlington, Massachusetts 01803 and thereafter as it may be adjourned from time to time for the following purposes:

1.	To elect six (6) directors to serve until the 2009 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board has fixed the close of business on March 19, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

        We hope that all stockholders will be able to attend the meeting in person. In order to assure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the meeting. A postage-prepaid envelope has been enclosed for your convenience. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board Patricia A. Davis Secretary

Burlington, Massachusetts
March 26, 2008

IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY.

PLEASE FILL IN, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PALOMAR MEDICAL TECHNOLOGIES, INC.
82 Cambridge Street
Burlington, Massachusetts 01803

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2008

INFORMATION ABOUT THE MEETING

General

        The enclosed proxy is solicited by the Board of Palomar Medical Technologies, Inc. for use at the 2008 Annual Meeting of Stockholders to be held on Wednesday, May 14, 2008 at 10:00 a.m. at the Marriott Hotel, One Mall Road, Burlington, Massachusetts 01803, and thereafter as it may be adjourned from time to time.

        We intend to mail this proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 2007 to all stockholders entitled to vote on or about March 26, 2008. The costs of soliciting proxies will be borne by us.

Voting Rights and Outstanding Shares

        Only stockholders of record at the close of business on March 19, 2008 will be entitled to vote at the meeting or any adjournments thereof. As of March 19, 2008, 18,248,012 shares of our common stock, $0.01 par value, were issued and outstanding. Each share entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. There is no other class of our securities entitled to vote at the meeting.

Quorum Requirement

        To establish a quorum to transact business at the meeting, there must be present at the meeting, in person or by proxy, one-third of the shares of common stock issued, outstanding, and entitled to vote at the meeting. Shares represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal.

Votes Required to Pass the Proposals

        To be elected, a director must receive a plurality of the votes of the common stock present, in person, or represented by proxy at the annual meeting and entitled to vote on the election of directors. To be approved, the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008 must receive a majority of the votes of the common stock present, in person, or represented by proxy at the annual meeting and entitled to vote on the ratification of the selection of Ernst & Young LLP.

Methods of Voting

        The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. Proxies which are executed but which do not contain any specific instructions will be voted as recommended by us.

        For purposes of determining approval of a matter presented at the meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote against a matter presented at the meeting.

        Voting by Mail: By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

        Voting in Person at the Meeting: If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. If you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote your shares.

Revoking a Proxy

        Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. The proxy may be revoked at any time before it is exercised by written notice to the Secretary prior to the meeting, by giving to the Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the annual meeting and voting in person.

Broker Non-Votes

        Under Delaware law, “broker non-votes” (proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretion to vote) will be treated as present for purposes of determining the presence of a quorum, but are also treated as not entitled to vote. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors (excluding contested elections of directors) and ratification of auditors.

Transfer Agent

        Our transfer agent, American Stock Transfer & Trust Company, will tabulate votes.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        Our directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. In general, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office. Shares represented by all proxies received by the Board and not so marked as to withhold authority to vote for an individual director, or for all directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

        The following table sets forth certain information concerning each nominee for election as a director. Each of the nominees currently serves as a director.

Name	Age	Positions and Offices with the Company	Director Since
Louis P. Valente	77	Executive Chairman of the Board	1997
Joseph P. Caruso	49	Director; Chief Executive Officer; President	2001
Jeanne Cohane	61	Director	2000
Nicholas P. Economou	59	Director	1997
James G. Martin	72	Director	1997
A. Neil Pappalardo	65	Director	1997

        LOUIS P. VALENTE. Mr. Valente has served as one of our directors since February 1, 1997. Mr. Valente currently serves as our Executive Chairman of the Board of Directors. From May 14, 1997 through May 15, 2002, he served as our Chief Executive Officer, and on September 15, 1997, he became our Chairman of the Board. From 1968 to 1995, Mr. Valente held numerous positions at Perkin Elmer, Inc. (formerly EG&G, Inc.), a provider of drug discovery, research and clinical screening products, services and technologies for the life science industry in addition to products for aerospace, chemical, environmental, medical, photography, security and other global arenas. In 1968, he began his career at EG&G, Inc. as an Assistant Controller and held executive positions, including Corporate Treasurer, before becoming Senior Vice President of EG&G, Inc., presiding over and negotiating acquisitions, mergers and investments. Mr. Valente serves as a director of Medical Information Technology, Inc., MKS Instruments, Inc. and SurgiLight, Inc., all publicly held companies. Mr. Valente is a Certified Public Accountant and a graduate of Bentley College.

        JOSEPH P. CARUSO. Mr. Caruso has served as one of our directors since October 2001. Since May 2002, Mr. Caruso has served as our Chief Executive Officer and President. From May 2001 to May 2002, Mr. Caruso served as our President and Chief Operating Officer. From 1992 until May 2002, Mr. Caruso served as our Chief Financial Officer. From 1981 to 1992, Mr. Caruso was Chief Financial Officer for a private manufacturing company and a manager with an international public accounting firm. Mr. Caruso is a Certified Public Accountant and a graduate of Merrimack College.

        JEANNE COHANE. Ms. Cohane has served as one of our directors since June 7, 2000. Ms. Cohane has over eighteen years of experience in the cosmetic business. Ms. Cohane has spent most of her career in the retail beauty market where she was a senior member of the Crabtree & Evelyn management team and served as Managing Director of their private label company. Crabtree & Evelyn, an international company, is well known and respected for its beauty products and consumer based market approach. Ms. Cohane has many years of experience in strategic planning, business development and product expansion, leadership and management of all areas of operations.

        NICHOLAS P. ECONOMOU. Dr. Economou has served as one of our directors since November 13, 1997. Dr. Economou is the president of the ALIS Business Unit of Carl Zeiss SMT. He was a co-founder and the chief executive officer of ALIS Corporation, a developer and manufacturer of analytical equipment for the semiconductor, nanotechnology, life sciences and materials industries, which was acquired by Carl Zeiss SMT. Before founding ALIS, Dr. Economou was chief executive officer of Confluent Photonics Corporation, a manufacturer of photonic subsystems. Previously, Dr. Economou was chief operating officer of AXSUN Technologies, a manufacturer of photonic subsystems. Prior to AXSUN, he was chief operating officer of FEI Company (FEIC), a manufacturer of production and analytical equipment for the semiconductor and data storage industries. Prior to FEI, he was chairman, president and chief executive officer of Micrion Corporation (MICN), which merged with FEI in August 1999. In addition to serving on the Board of Palomar, he is also a director on the boards of several private companies. Dr. Economou received his B.A. in physics from Dartmouth College and his M.A. and Ph.D. in physics from Harvard University.

        JAMES G. MARTIN. Dr. Martin has served as one of our directors since June 2, 1997. Since 1995, Dr. Martin has served as the Vice President at Carolinas HealthCare System. From 1993 until 2000, he was also Chairman of the Research Development Board of Carolinas Medical Center. From 1985 until 1993, Dr. Martin was the Governor of North Carolina and from 1973 through 1984, he served as a United States Congressman from North Carolina. Dr. Martin currently serves as a director for Family Dollar, Inc., and DesignLine, Inc. Dr. Martin has a B.S. in chemistry from Davidson College and a Ph.D. in chemistry from Princeton University.

        A. NEIL PAPPALARDO. Mr. Pappalardo has served as one of our directors since June 1997. Since 1969 Mr. Pappalardo has been the founder and chief executive officer of Medical Information Technology, Inc., a provider of software systems to over 2,000 hospitals in the United States, Canada and the United Kingdom. Mr. Pappalardo serves on the executive committee as well as various other operational and academic committees at M.I.T., and is a trustee of the New England Aquarium and the Boston Lyric Opera. Mr. Pappalardo received his B.S. in electrical engineering from M.I.T.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MS. COHANE AND MESSRS. CARUSO, ECONOMOU, MARTIN, PAPPALARDO AND VALENTE AS OUR DIRECTORS.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF AUDITORS

        The audit committee has appointed Ernst & Young LLP, independent auditors, to audit our financial statements for the year ending December 31, 2008. Ernst & Young has served as our independent auditors since June 28, 2002.

        Appointment of our independent auditors is not required to be submitted to a vote of our stockholders for ratification. However, the audit committee has recommended that the Board submit this matter to our stockholders as a matter of good corporate practice.

        If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain Ernst & Young, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Palomar or our stockholders.

        A representative of Ernst & Young is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to answer appropriate questions.

Independent Auditor Fees

        The following table presents fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for the years ended December 31, 2007 and December 31, 2006 and fees billed for other services rendered by Ernst & Young during those periods:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees (1)	$313,775	$343,843
Audit-Related Fees (2)	15,000	13,000
Tax Fees (3)	125,000	48,150
All Other Fees (4)	1,370	1,500

Total Fees	$455,145	$406,493

(1)

Audit fees consist of aggregate fees billed for professional services rendered for the audit of our annual financial statements, the audit of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2007 and December 31, 2006.

(2)

Audit-related fees consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Audit-related fees included the annual audit for our 401(k) plan.

(3)

Tax fees consist of aggregate fees billed for professional services for tax compliance, tax advice and tax planning. Tax fees included professional services provided for preparation of federal and state tax returns, assistance in preparing for tax audits, and tax advice on various matters.

(4)

All other fees consist of aggregate fees billed for products and services provided by the independent auditor, other than those disclosed above. All other fees include subscription to an accounting research tool.

Pre-approval policies and procedures

        At present, our audit committee approves each engagement for audit and non-audit services before we engage Ernst & Young to provide those services.

        Our audit committee has not established any pre-approval policies or procedures that would allow our management to engage Ernst & Young to provide any specified services with only an obligation to notify the audit committee of the engagement for those services. None of the services provided by Ernst & Young for fiscal 2007 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO RATIFY ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2008.

Equity Compensation Plan Information

        The following table sets forth additional information as of December 31, 2007, about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements that were not required to be and were not submitted to our stockholders for approval.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans
approved by security holders	3,957,989 (1)	$16.19	598,535
Equity compensation plans
not approved by security holders	75,000	$2.76	--

Total	4,032,989	$15.94	598,535

(1)

Includes 1,365,000 unvested performance based options, consisting of 775,000 options that only vest upon the Launch Decision, and 590,000 options that only vest twelve months after the Launch Decision. Launch Decision is defined in our Development and License Agreement with Gillette dated February 14, 2003 and as amended to mean that Gillette has elected to continue commercialization of products under that agreement by or before February 29, 2008. As a Launch Decision did not occur under the Development and License Agreement on February 29, 2008, the 1,365,000 performance based stock options which remained outstanding were cancelled. Also on February 29, 2008, the Company granted 1,315,000 stock options to executives, directors and employees.

EXECUTIVE OFFICERS

        We have three executive officers. Messrs. Valente and Caruso are also directors, and information about them appears above. Our third executive officer is Paul Weiner, whose biographical information is as follows:

        PAUL S. WEINER. Mr. Weiner has served as our chief financial officer and treasurer since October 2002. From August 1995 to October 2002, he served as our treasurer, vice president of finance and controller. From 1989 to 1994, Mr. Weiner served as the chief financial officer for Hygienetics, Inc., an environmental consulting company and from 1986 to 1989, he worked in public accounting for Ernst & Young and Wolf & Company. Mr. Weiner serves as a member of the Financial Executive Institute. Mr. Weiner is a certified public accountant and a graduate of Bryant College.

        Executive officers are elected annually by the Board and serve at the discretion of the Board.

Name	Age	Positions and Offices with the Company	Executive Officer Since
Paul S. Weiner	44	Chief Financial Officer; Treasurer	2002

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

        Overview

        The Company’s primary objective is to maximize stockholder value. As a result, the Compensation committee (the Committee), the members of which are Mr. Martin and Ms. Cohane, strives to ensure that the Company’s executive compensation programs will enable the Company to attract, retain and motivate key people required to execute the Company’s business strategy and lead the Company to achieve its long-term growth and earnings goals. Individual compensation is directly dependent on the Company’s achievement of certain financial goals, such as profitability and asset management, and individuals are further rewarded for exceeding those goals. The Committee believes that the total compensation of executive officers should reflect their leadership abilities, initiative, the scope of their responsibilities, the success of the Company and the past and expected future contribution of each executive to that success. The Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash compensation to the achievement of performance targets that are important to the Company and its shareholders.

        The Committee considers the elements and levels of executive compensation and advises the Board in such matters. In recent years, the Company’s executive compensation program has had three elements: base salary, an annual cash incentive plan, and stock-based incentives. In general, the Committee has recommended and the Board has established a non-equity (cash) incentive plan with respect to each succeeding fiscal year. However, the Committee and the Board are under no obligation to do this, and they have the power to consider other approaches to compensation. In February 2007, the Committee recommended and the Board adopted a non-equity incentive plan for fiscal 2007, the 2007 Incentive Compensation Program – Executive Level. Cash incentive payments depend upon the Company’s actual annual performance meeting or exceeding thresholds set in an operating plan developed by management and approved by the Board at the beginning of the fiscal year and each executive officer’s contribution toward achieving that plan.

        At the 2007 Annual Shareholders’ Meeting, the 2007 Stock Incentive Plan was approved, increasing the number of shares available for grant. In 2007, new equity incentives were granted as part of the executive compensation program. The Committee considers equity awards to be an extremely important element of compensation.

        Tax and Accounting Considerations

        The Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code, which prohibits publicly-held companies from deducting certain executive compensation remuneration in excess of $1 million per individual employee per year. However, this limitation generally does not apply to performance-based compensation under a plan that is approved by the shareholders of a company that also meets certain other technical requirements. During the 2007 Annual Meeting of Stockholders, the shareholders approved the 2007 Stock Incentive Plan that qualifies under Section 162(m). While reserving the right to offer such compensation arrangements, the Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the limitations of Section 162(m). Compensation over $1 million was deductible, except for approximately $90,000 of Mr. Caruso's compensation.

        Additionally, the Company’s compensation arrangements have been reviewed to ensure that either they are not considered deferred compensation as defined in Section 409A of the Internal Revenue Code, or they comply with the deferred compensation rules set forth in Section 409A. As a result, we do not anticipate executives to be subject to any tax penalties under Section 409A.

        On January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123R (revised 2004), Share-Based Payment (SFAS 123R), using the modified prospective method of adoption. SFAS 123R requires share-based payments to employees, including grants of employee stock options and stock-settled stock appreciation rights, to be recognized in the income statement based on their fair values at the date of grant.

        Target Total Cash Compensation

        Target total cash compensation for each executive is established primarily based on peer group data. The Committee included companies in the peer group that the Committee believes are competitors of the Company for executive talent. In December 2005, the Committee engaged the Wilson Group, an independent company, for advice in determining the total compensation of the executive officers and certain other employees for 2006. The Wilson Group conducted individual discussions with the compensation committee, executive officers and certain other employees in order to understand executive key responsibilities and the perspectives and philosophy of the compensation program and identify peer group companies. A combination of proxy and executive salary survey data were the primary sources used to develop the analysis. Overall, in 2006, the Wilson Group concluded that executive total cash compensation was competitive with the market and equity compensation was highly competitive with the market. As the structure of our executive compensation has not materially changed since 2006 and as the Company’s competitors’ relative compensation has not significantly changed since 2006, the Committee has not engaged a firm to perform additional analysis for 2007 or 2008, or otherwise relied on compensation consultants, and believes that the Company’s executive compensation is in line with the peer market.

        Base Salary, Non-Equity (Cash) Incentive and Bonus

        Total cash compensation for 2007 is divided into a base salary portion, a non-equity (cash) incentive, and an equity-based incentive. Many factors are considered in determining the base salaries for executive officers, including the value that each individual brings to the Company through experience, education and training, comparable positions and comparable responsibilities at similar organizations, the specific needs of the Company, and the individual’s past and expected future contributions to the Company’s success.

        In 2007, the principal target in the Company’s non-equity incentive plan is operating profit, net of non-equity incentive expense (“profit target”). Attainment of a base level profit target is intended to be within a certain amount below our budgeted financial results for each fiscal year. However, actual results may be higher or lower and in 2007, actual results were higher, excluding an unanticipated litigation expense of approximately $5.1 million. If the Company meets a certain base level profit target, the executive officers would receive a cash bonus of up to 40% of such officer’s annual base salary for meeting corporate objectives as well as 40% of such officer’s annual base salary for meeting individual objectives. In addition, these officers would receive an additional cash bonus of up to 6% of such officer’s annual base salary for each certain additional level above the base level profit target up to a maximum of 200% of each officer’s annual base salary. While the plan operates on a formula basis, the Committee has discretion to vary the cash payments under the non-equity incentive plan. Factors that the Committee may consider in exercising its discretion include return on assets, growth in income and return on sales as well as a subjective assessment of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for stockholders. The relative weighting of the operating measures and subjective evaluation may vary depending on the executive’s role and responsibilities within the Company. Under the 2007 non-equity incentive plan, the Committee stayed with the formula, excluding an unanticipated litigation expense of approximately $5.1 million.

        In 2006, the Company received large back-owed royalty payments from three of its competitors. In determining the cash payment under the 2006 non-equity incentive plan, the Committee used only the estimated portions of the back-owed royalty payments corresponding to royalties that would have been paid for sales in 2006. Under the 2006 non-equity incentive plan, the Committee stayed with the formula. Since the back-owed royalty payments include royalties owed by those companies for sales made in years prior to 2006, the Committee decided to grant a discretionary bonus to each executive officer reflecting the cash payment that would have been received under the 2005 non-equity incentive plan for royalties paid by those companies for sales made in 2005.

        Equity Incentive

        The Company’s executive officers are eligible to receive equity incentive awards under the Company’s equity incentive plans. The Company granted equity incentive awards to executive officers in its fiscal year ended December 31, 2007 after the availability of shares for awards increased due to the shareholder approval of the 2007 Stock Incentive Plan.

        The primary goal of the Company is to create long-term value for stockholders, and accordingly the Committee believes that equity incentive awards provide an additional incentive to executive officers to work towards maximizing stockholder value. The Committee views equity incentive awards as one of the more important components of the Company’s long-term, performance-based compensation philosophy. The grant of equity incentive awards to executive officers encourages equity ownership in the Company, and closely aligns executive officers’ interests to the interests of all the stockholders. These awards are provided through initial grants at or near the date of hire and through subsequent periodic grants. Stock options granted by the Company to its executive officers and other employees have exercise prices not less than the fair market value of the stock on the date of the grant. Stock appreciation rights granted by the Company to its executive officers and other employees in 2007 have exercise prices less than the fair market value of the stock on the date of the grant. Exercise prices for these stock appreciation rights were $14.40, or 50% of the fair market value of the stock on the date of grant. Equity incentive awards vest and become exercisable at such time as determined by the Board or the Committee. The initial grant is designed for the level of the job that the executive holds and is designed to motivate the officer to make the kind of decisions and implement strategies and programs that will contribute to an increase in the Company’s stock price over time. Periodic additional equity incentive awards within the comparable range for the job are granted to reflect the executives’ ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed the Company’s financial goals.

        Timing of Long-Term Incentives

        The Company does not currently have any program, plan or practice in place to time option grants to its executives or its other employees in coordination with the release of material non-public information. However, on February 29, 2008, we completed negotiations with The Procter and Gamble Company (“P&G”) and its wholly owed subsidiary The Gillette Company, for a new License Agreement to replace the existing Development and License Agreement as amended. Performance based stock options were scheduled to vest only upon the Launch Decision of Gillette to continue commercialization of a patented home-use, light based hair removal device for women pursuant to the Development and License Agreement. As a Launch Decision, as defined, did not occur, on February 29, 2008, the performance based stock options were cancelled. As the Committee believed that the Company received a substantial benefit from the new License Agreement with P&G, and in order to promote the Company’s employee retention goals, on February 29, 2008, the Company granted new stock options to executives, directors and employees. On March 3, 2008, the Company announced that it had entered into a License Agreement with P&G.

        Other Compensation and Perquisites

        The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of Company’s matching contributions to the executive officers’ 401(k) accounts and auto allowances. Mr. Valente’s, Mr. Caruso’s, and Mr. Weiner’s auto allowance was $13,200, $12,900, and $8,400, respectively. These amounts constitute perquisites in that automobiles are also utilized for personal use. Executive officers did not receive any other perquisites or other personal benefits or property from the Company or any other source.

        Pay Mix

        The Compensation Committee and Board believes that a compensation mix of base salary, annual cash incentives, and equity awards provides a balanced mix of fixed compensation and variable compensation which motivates executives to focus on both the short-term performance needs of building the Company and the long-term performance which looks to maximize shareholder value.

         Equity Ownership by Executives

        The Company does not currently have a formal stock ownership requirement for executives. However, stock ownership by executives is encouraged on a voluntary basis. Each of our executive officers holds both vested and unvested stock options as shown in our Outstanding Equity Awards at 2007 Fiscal Year-End table. The Compensation Committee reviews the vested and unvested stock options held by the executives and evaluates whether there is sufficient ownership or potential ownership to appropriately align the executives’ interests with those of the Company’s shareholders.

Compensation of Executive Chairman, the Chief Executive Officer and the Chief Financial Officer

        The factors considered by the Committee in determining the compensation of the Executive Chairman of the Board, Chief Executive Officer, and the Chief Financial Officer, in addition to the criteria discussed above, include the Company’s operating and financial performance, as well as the individual’s leadership and establishment and implementation of the strategic direction for the Company. The Committee considered as part of its subjective evaluation, among other factors, each executive’s outstanding reputation and contacts in the business community (including Mr. Caruso’s contacts in the cosmetic laser industry), and his extensive knowledge of finance and accounting.

SUMMARY COMPENSATION TABLE
FISCAL 2007

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation(6) ($)	Total ($)
Louis P. Valente	2007	$239,096	--	--	$30,835	$540,810	--	$13,200	$823,941
Executive Chairman of the Board	2006	$228,800	$148,353	--	$14,036	$399,200	--	$13,200	$803,589

Joseph P. Caruso,	2007	$331,474	--	--	$36,999	$759,109	--	$20,650	$1,148,232
President and Chief Executive Officer	2006	$317,200	$205,672	--	$14,036	$553,437	--	$20,400	$1,110,745

Paul S. Weiner,	2007	$235,659	--	--	$30,835	$529,408	--	$16,150	$812,050
Senior Vice President, Chief Financial Officer, and Treasurer	2006	$218,400	$141,610	--	$14,036	$381,055	--	$15,900	$771,001

(1)	In 2006, the Company received large back-owed royalty payments from three of its competitors which included royalties owed by those companies for sales made in years prior to 2006. The Committee granted this discretionary bonus based on the cash payment that would have been received under the 2005 non-equity incentive plan for royalties paid by those companies for sales made in 2005.

(2)	There were no stock awards to named executive officers.

(3)	Consists of compensation cost recognized by the Company related to equity awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 1 to the Company’s 2007 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2007.

(4)	Consists of a cash bonus for meeting certain profit milestones and individual objectives.

14
(5)	The Company has no pension or deferred compensation plans.

(6)	Consists of the value of 401(k) matching contributions and auto allowances. Executive officers do not receive any other perquisites, personal benefits or property.

GRANTS OF PLAN-BASED AWARDS FISCAL 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thresh- old($)	Target ($)	Maxi- mum($)	Thresh- old(#)	Target (#)	Maxi- mum($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Louis P. Valente	8/10/07	191,277	287,681	478,192	-	-	-	-	25,000	$ 14.40	$28.79
Joseph P. Caruso	8/10/07	265,179	398,830	662,948	-	-	-	-	30,000	$ 14.40	$28.79
Paul S. Weiner	8/10/07	182,582	274,604	456,456	-	-	-	-	25,000	$ 14.40	$28.79

15 OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Louis P. Valente	--	25,000	--	$14.40	8/10/11
	125,000	(1)50,000	--	$16.53	5/11/14
	100,000	--	--	$24.63	5/10/15

Joseph P. Caruso	30,000	--	--	$3.19	5/31/09
	8,333	--	--	$1.00	4/3/11
	--	30,000	--	$14.40	8/10/11
	6,667	--	--	$5.05	7/21/13
	200,000	(2)150,000	--	$16.53	5/11/14
	100,000	--	--	$24.63	5/10/15

Paul S. Weiner	--	25,000	--	$14.40	8/10/11
	85,492	(3)100,000	--	$16.53	5/11/14
	80,000	--	--	$24.63	5/10/15

(1)

Performance based options that only vest upon the Launch Decision of Gillette to continue commercialization of a patented home-use, light based hair removal device for women pursuant to a Development and License Agreement with Gillette dated February 14, 2003. As a Launch Decision did not occur, on February 29, 2008, these performance based options were cancelled. A new grant of 50,000 options was made on February 29, 2008, of which 27,500 options vested immediately and 22,500 options vest annually over a three year period.

(2)

Performance based options, consisting of 75,000 options that only vest upon the Launch Decision, and 75,000 options that only vest twelve months after the Launch Decision, of Gillette to continue commercialization of a patented home-use, light based hair removal device for women pursuant to a Development and License Agreement with Gillette dated February 14, 2003. As a Launch Decision did not occur, on February 29, 2008, these performance based options were cancelled. A new grant of 150,000 options was made on February 29, 2008, of which 127,500 options vested immediately and 22,500 options vest annually over a three year period.

(3)

Performance based options, consisting of 50,000 options that only vest upon the Launch Decision, and 50,000 options that only vest twelve months after the Launch Decision, of Gillette to continue commercialization of a patented home-use, light based hair removal device for women pursuant to a Development and License Agreement with Gillette dated February 14, 2003. As a Launch Decision did not occur, on February 29, 2008, these performance based options were cancelled. A new grant of 100,000 options was made on February 29, 2008, of which 77,500 options vested immediately and 22,500 options vest annually over a three year period.

        The Company has not granted any stock awards, and accordingly the table for stock awards is omitted. 16

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Louis P. Valente	--	--	--	--
Joseph P. Caruso	61,372	$2,251,668	--	--
Paul S. Weiner	--	--	--	--

        The Company has no pension plans, and accordingly the table of pension benefits is omitted.

Employment Agreements, Change-in-Control Arrangements and Severance Contracts

        In July 2001, we entered into substantially similar employment agreements with Mr. Valente, Mr. Caruso and Mr. Weiner (each referred to as the “Officer” in this section), under which these Officers serve in their current positions. The employment agreement automatically renews for successive periods of two years unless we or the Officer give the other party three months prior written notice of non-renewal. The current annual base salaries of Messrs. Valente, Caruso and Weiner are $247,464, $343,076 and $236,216, respectively. The following description of the employment agreements is intended to be a fair summary but is qualified in its entirety by reference to the actual agreements, and in case of any conflict between this description and the agreements, the terms of the agreements govern.

Termination Payments

        The following table sets forth the hypothetical cash termination payments for each of the Officers under the circumstances noted. These estimated amounts assume that the termination event occurred on December 31, 2007, include all tax gross-up amounts and the Company's cost of estimated health and other insurance benefits, are not fixed figures, and could differ materially depending on actual facts and circumstances in effect at the time they are actually determined, if such terminations occur.

Termination by Reason of Death or Disability

        In the event of the termination of his employment with us due to his death, the Officer's beneficiaries will receive the base salary that the Officer would have earned for a period of one year following his death, any base salary amount earned but not paid, a pro rata portion of any bonus or other incentive compensation he would have earned had he been employed for the full fiscal year in which he died (payable at the time that the annual bonuses to our other executive officers are paid), and any death benefits to which he is entitled under the Company’s policies in effect on his date of death. In the event of termination of his employment by us due to the Officer's disability, the Company will continue to pay the Officer his base salary at the time of termination for a period of one year following such termination, minus the maximum amount of his salary that is insured under our Long Term Disability Plan in effect at the time, and the Company will also pay the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus (payable at the time that the annual bonuses to our other executive officers are paid).

Table 1: Termination due to Death or Disability

	Cash Severance					Equity
Name	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity(1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
	Multiple	$	Multiple	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Louis P. Valente	1	247,464	1	540,810	--	--	23,000	--	811,274
Joseph P. Caruso	1	343,076	1	759,109	--	551,774	27,600	--	1,681,559
Paul S. Weiner	1	236,216	1	529,408	--	--	23,000	--	788,624

(1)	Calculated as the number of options vested at December 31, 2007 multiplied by the spread between the fair market value on December 31, 2007 and the exercise price.

        Termination for Cause, without Cause, for Good Reason, or due to a Change in Control

        If the Officer’s employment is terminated by us for “cause,” ¹ the Officer will receive any base salary or other compensation earned but not paid to the Officer at the time of termination, plus a pro rata portion of the bonus payable with respect to the year in which termination occurred.

Table 2: Termination for Cause

	Cash Severance					Equity
Name	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity(1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
	Multiple	$	Multiple	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Louis P. Valente	--	--	1	540,810	--	--	--	--	540,810
Joseph P. Caruso	--	--	1	759,109	--	551,774	--	--	1,310,883
Paul S. Weiner	--	--	1	529,408	--	--	--	--	529,408

(1)	Calculated as the number of options vested at December 31, 2007 multiplied by the spread between the fair market value on December 31, 2007 and the exercise price.

        Each Officer’s employment agreement also provides that, in the event of (a) the termination or non-renewal by us of the employment agreement without “cause” or (b) the termination by the Officer of his employment for “good reason” ² in the absence of a “change in control,” ³ we will pay him a lump sum amount equal to (i) the amount due to him if he was terminated for “cause,” plus (ii) two times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus. Additionally, his then current benefits and perquisites will continue for two years following his termination. Further, in the event of the termination or non-renewal of the employment agreement by the Officer or the Company within one year after a “change in control,” we will pay the Officer a lump sum amount equal to (i) the amount due to him if he was terminated for “cause” plus (ii) three times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus. His then current benefits and perquisites will continue for two years following his termination.

_________________________________

¹ “Cause” means (a) termination by action of a majority of the members of our Board, acting on the written opinion of counsel, because of the Officer’s willful and continued refusal, without proper cause, to perform substantially his duties under the employment agreement; or (b) the conviction of the Officer for a felony or an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries of affiliates (which through lapse of time or otherwise is not subject to appeal).

² “Good reason” means (a) any action by the Company which results in a diminution in the Officer’s position or authority under the terms of the employment agreement; (b) any failure by the Company to timely pay the amounts or provide the benefits described in the employment agreement, other than an isolated failure not occurring in bad faith and which is remedied promptly after receipt of written notice thereof given by the Officer; (c) a material breach by the Company of any of the provisions of the employment agreement, which failure or breach shall have continued for thirty 30 days after written notice from the Officer to the Company specifying the nature of such failure or breach; or (d) any action by the Company that would require the Officer to work more than 50 miles from the Company’s principal office in Burlington, Massachusetts, other than necessary travel, without the Officer’s consent.

³ “Change in control” means (a) the sale of all or substantially all of the assets of the Company; (b) an event after which any person, together with its affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or any successor rule thereto) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), including by merger or otherwise, of more than fifty percent (50%) of the total voting power of all classes of voting stock of the Company; or (c) an event after which any person, together with its affiliates and associates has succeeded as the result of or in response to actual or threatened election contests, whether by settlement or otherwise, in having elected to our Board, whether at one time or on a cumulative basis, a sufficient number of nominees to constitute (x) more than 30% of the members of our Board, rounded down to the nearest whole number, if the number of directors on our Board is eight or less, or (y) more than 40% of the members of our Board, rounded down to the nearest whole number, if the number of directors on our Board is nine or more.

Table 3: Termination Without Cause or for Good Reason

	Cash Severance					Equity
Name	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
	Multiple	$	Multiple	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Louis P. Valente	2	494,928	3	1,622,430	48,400	--	23,000	--	2,188,758
Joseph P. Caruso	2	686,152	3	2,277,327	62,800	551,774	27,600	--	3,605,653
Paul S. Weiner	2	472,432	3	1,588,224	53,800	--	23,000	--	2,137,456

(1)	Calculated as the number of options vested at December 31, 2007 multiplied by the spread between the fair market value on December 31, 2007 and the exercise price.

        In the event of the termination or non-renewal of the employment agreement by the Officer or the Company within one year after a “change in control,” we will pay the Officer a lump sum amount equal to (i) the amount due to him if he was terminated for “cause” plus (ii) three times the sum of (A) his then current base salary plus (B) the greater of any bonus compensation to which he would have been entitled if his employment continued under the terms of the employment agreement or his last paid bonus. His then current benefits and perquisites will continue for two years following termination.

Table 4: Termination Following Change of Control

	Cash Severance					Equity
Name	Base Salary		Non-Equity Incentive		Other	Value of Vested Equity (1)	Value of Accelerated Unvested Equity	Excise Tax Gross-Up	Total
	Multiple	$	Multiple	$	$	$	$	$	$
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Louis P. Valente	3	742,392	4	2,163,240	48,400	--	23,000	--	2,977,032
Joseph P. Caruso	3	1,029,228	4	3,036,436	62,800	551,774	27,600	1,213,041	5,920,879
Paul S. Weiner	3	708,648	4	2,117,632	53,800	--	23,000	784,046	3,687,126

(1)	Calculated as the number of options vested at December 31, 2007 multiplied by the spread between the fair market value on December 31, 2007 and the exercise price.

Vesting of Options

        All of the Officer's options to purchase capital stock of the Company will vest fully upon the earlier to occur of the termination of the Officer's employment (a) due to death or disability, (b) by the Officer for “good reason,” (c) by the Officer after a “change in control” or (d) by the Company without “cause.”

Tax Gross-Up

        With regard to any of the termination payments and acceleration of options vesting described above, the employment agreement also requires us to pay a “tax gross-up” to the Officer if he incurs any excise tax under Section 4999 and other applicable provisions of the Internal Revenue Code, including IRC 280G.

Other Provisions

        Each Officer’s employment agreement also contains provisions that (a) require the Officer to disclose and assign all intellectual property to the Company that is made, conceived, developed and/or acquired by him during the period of his employment or within one year thereafter, (b) require the Officer not to disclose any confidential information of the Company and to return any copies of any confidential information of the Company upon the termination of his employment, (c) disallow, during the term of his employment and for 12 months thereafter, his direct or indirect engagement in the business of manufacturing, distributing or selling lasers for use in medical or cosmetic procedures in the United States or Canada, and (d) disallow, during the term of his employment and for 12 months thereafter, his direct or indirect solicitation of any employee of the Company or any other person who may have been employed by the Company during the term of his employment with the Company. These provisions survive the termination of the employment agreement.

        In the event of the termination of Mr. Valente’s employment due to his death or disability, for “good reason” or after a “change in control,” or by the Company without “cause,” (collectively, “vesting events”) all of his options to purchase capital stock of the Company would have vested. If any such event had happened on December 31, 2007, the total number of shares subject to options that would have vested by reason of the change of control is 25,000, at a weighted average exercise price of $14.40. Because the fair market value of our stock on December 31, 2007 was $15.32, the potential value of these newly vested options to Mr. Valente would have been $23,000.

        In the event of the termination of Mr. Caruso’s employment by reason of vesting events, all of his options to purchase capital stock of the Company would have vested. If this event had happened on December 31, 2007, the total number of shares subject to options that would have vested by reason of the change of control is 30,000, at a weighted average exercise price of $14.40. Based upon the same assumptions described above for Mr. Valente, the potential value of these newly vested options to Mr. Caruso would have been $27,600.

        In the event of the termination of Mr. Weiner’s employment by reason of vesting events, all of his options to purchase capital stock of the Company would have vested. If this event had happened on December 31, 2007, the total number of shares subject to options that would have vested by reason of the change of control is 25,000, at a weighted average exercise price of $14.40. Based upon the same assumptions described above for Mr. Valente, the potential value of these newly vested options to Mr. Weiner would have been $23,000.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeanne Cohane	50,000	--	6,168	--	--	--	56,168

Nicholas P. Economou	45,000	--	6,168	--	--	--	51,168

James G. Martin	45,000	--	6,168	--	--	--	51,168

A. Neil Pappalardo	45,000	--	6,168	--	--	--	51,168

(1)

Consists of compensation cost recognized by the Company related to equity awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 1 to the Company’s 2007 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2007.

Director Compensation

        During fiscal 2007, non-employee directors of the Company received a quarterly fee of $10,000. The non-employee directors received an additional $5,000 for each committee on which he or she served.

CORPORATE GOVERNANCE

Board Matters

        The Board has determined that directors Jeanne Cohane, Nicholas P. Economou, James G. Martin and A. Neil Pappalardo are “independent” as defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Market and applicable SEC rules. In the year ended December 31, 2007, the Board met 8 times. The independent directors met 5 times in executive session without members of management present.

        Each director attended not less than 75% of all of the meetings of the Board and committees of the Board of which he or she is a member. Directors are expected to attend the annual meeting of shareholders. All of the directors attended the 2007 annual meeting of shareholders.

Committees of the Board

        The Board has two standing committees: the audit committee and compensation committee. From time to time, the Board may also create various ad hoc committees for special purposes. The membership during the last fiscal year and the function of each of the committees are described below.

Compensation Committee

        The compensation committee currently consists of Ms. Cohane and Mr. Martin. In the year ended December 31, 2007, the compensation committee held 4 meetings. The members of the committee are independent as defined by Rule 4200(a)(15) of the Nasdaq listing standards. The committee’s functions include the administration of our equity incentive awards, determining supplemental compensation awards, if any, and fixing the compensation of our executive officers. The full responsibilities of the compensation committee are set forth in its charter, a copy of which is posted on the Company’s website at www.palomarmedical.com.

Audit Committee

        The audit committee currently consists of Ms. Cohane and Messrs. Economou and Pappalardo. The audit committee held 5 meetings during the year ended December 31, 2007. The members of the audit committee are independent as defined by Rule 4200(a)(15) of the Nasdaq listing standards and applicable SEC rules. The audit committee’s functions include appointing the independent public accountants, conferring with our independent public accountants regarding the scope and the results of our audit and reporting the same to the Board, reviewing our internal accounting procedures, and reviewing our existing and contemplated investments. The full responsibilities of the audit committee are set forth in its charter, a copy of which is posted on the Company’s website at www.palomarmedical.com.

Audit Committee Financial Expert

        Our Board has determined that A. Neil Pappalardo is an “audit committee financial expert.”

Director Nominees

        Nominations. Under the NASDAQ Marketplace Rules, nominees for our board must be selected, or recommended to the full board for selection, either by a nominating committee consisting entirely of independent directors or by a majority of our independent directors acting pursuant to a board resolution governing the nominating process. Given our size and the interest expressed by each of our independent directors in participating in the nomination process, we have chosen to assign this function to our independent directors rather than to a nominating committee. Consequently, our four independent directors are responsible for recommending nominees for selection by our board. The independent directors act pursuant to a standing resolution rather than a charter. Historically, each member of our board has participated in the consideration of the nominees recommended by the independent directors.

        Director Qualifications. While the independent members of our Board have not established specific minimum qualifications for director candidates, the Board believes that candidates for Board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Ethics. While the independent members of the Board have not formalized specific minimum qualifications they believe must be met by a candidate to be recommended by the independent members, the independent members of the Board believe that candidates and nominees must reflect a Board that is comprised of directors who (i) have broad and relevant experience, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and enhance long-term stockholder value, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit committee members.

        Stockholder Nominations and Recommendations. The Board would consider any candidate proposed in good faith by a shareholder. To do so, our by-laws require a shareholder to timely submit the candidate’s name, business credentials, contact information and his or her consent to be considered as a candidate to the attention of our Corporate Secretary at our address set forth on the first page of this proxy statement. To be timely for the annual meeting to be held in 2009, a stockholder’s nomination must be delivered to the Corporate Secretary no earlier than January 14, 2009 and no later than February 13, 2009. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership.

        Identifying and Evaluating Director Nominees. Typically new candidates for nomination to the Board are suggested by existing directors or by our executive officers, although candidates may initially come to our attention through professional search firms, stockholders or other persons. The independent members of the Board will carefully review the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Board’s discretion, include a review solely of information provided to the Board or may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that the Board deems proper. The Board will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the independent members of the Board consider many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, and other commitments. The Board evaluates such factors, among others, and does not assign any particular weight or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the independent directors using the same criteria as other candidates.

Code of Ethics

        We have adopted a code of ethics that applies to all of our employees, executive officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The code of ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior. The code of ethics is posted on our website, www.palomarmedical.com. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the Board and will be promptly disclosed on our website.

Shareholder Communications with Directors

        The Board has implemented a process whereby shareholders may send communications directly to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to the Secretary of the Company. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to each director.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee (i) was, during fiscal 2007, or had previously been, an officer or employee of the Company or its subsidiaries nor (ii) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No other interlocking relationship existed between any member of the compensation committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full Board) or an executive officer of any other entity, on the other hand.

        Our executive chairman of the Board, Mr. Valente, serves on the board of directors of Medical Information Technology, Inc. Mr. Pappalardo is the chief executive officer of Medical Information Technology, Inc. Mr. Valente does not serve on the compensation committee of Medical Information Technology, Inc and Mr. Pappalardo does not serve on the compensation committee of Palomar.

Related Party Transactions

        There were no transactions with related persons, as defined in Item 404 of Regulation S-K under the Exchange Act (“Item 404”), in fiscal 2007. Under its charter, the audit committee of the Board is responsible for reviewing and approving any proposed related party transaction. To the extent that approval of a related party transaction might call for a waiver of our code of ethics, the Board could also be involved in such an approval, if one were to be granted. The Board may also consider and approve related party transactions in other circumstances. The types of transactions covered by the policy include payments for products or services to or indebtedness to or from, related persons, as defined in Item 404. There are at present no written or otherwise established policies for reviewing and approving related party transactions, except the statement in the audit committee charter noted above.

REPORT OF THE COMPENSATION COMMITTEE

        The compensation committee of the Company’s Board (the Committee) has submitted the following report for inclusion in this proxy statement:

        Our Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

THE COMPENSATION COMMITTEE

JAMES G. MARTIN, CHAIRMAN
JEANNE COHANE

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following audit committee report is not and shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

        Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants, Ernst & Young LLP (“the independent auditors”), are responsible for performing an independent audit of the Company’s financial statements in accordance with accounting principles generally accepted in the United States and issuing a report on those financial statements. The audit committee is responsible for monitoring and overseeing these processes. As appropriate, the audit committee reviews, evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the independent auditors, the following:

o	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

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o	the Company’s financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

o	management’s selection, application and disclosure of critical accounting policies;

o	changes in the Company’s accounting practices, principles, controls or significant methodologies;

o	significant developments or changes in accounting rules applicable to the Company; and

o	the adequacy of the Company’s internal controls and accounting, financial and auditing personnel.

        The audit committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2007, and discussed these financial statements with the Company’s management. Management represented to the audit committee that the Company’s financial statements had been prepared in accordance with accounting principles generally accepted in the United States. The audit committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61, as amended by Statement on Auditing Standards No. 90.

        The Company’s independent auditors also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1. In addition, the audit committee discussed with the independent auditors their independence from the Company. The audit committee also considered whether the independent auditors’ provision of the other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

        Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

THE AUDIT COMMITTEE

NEIL PAPPALARDO, CHAIRMAN
JEANNE COHANE
NICHOLAS ECONOMOU, PH. D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information regarding beneficial ownership of our common stock as of March 19, 2008 by each person known to us to be the beneficial owner of more than 5% of our common stock; each of our directors; each of our chief executive officer and two other executive officers; and all of our current directors and executive officers as a group.

        The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentage ownership is based on 18,248,012 shares issued and outstanding as of March 19, 2008.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Common Stock Outstanding	Options/ Warrants (2)	Total	Percent of Class
5% Owners

Brown Capital Management, Inc. (3) 1201 North Calvert Street Baltimore, MD 21202	1,055,420	--	1,055,420	5.8%

Westfield Capital Management Company, LLC (4) One Financial Center, 24th Floor Boston, MA 02111	1,022,125	--	1,022,125	5.6%

Barclays Global Investors, NA. (5) 45 Fremont Street San Francisco, CA 94105	977,419	--	977,419	5.4%
Barclays Global Fund Advisors
Barclays Global Investors, Ltd
Barclays Global Investors Japan Trust and
Barclays Global Investors Japan Limited
Barclays Global Investors Australia Limited
Barclays Global Investors (Deutschland) AG

Directors and Executive Officers

A. Neil Pappalardo	595,255	80,000	675,255	3.7%

Joseph P. Caruso	192,625	472,500	665,125	3.6%

Louis P. Valente	234,525	252,500	487,025	2.7%

Paul S. Weiner	103,547	242,992	346,539	1.9%

Nicholas P. Economou	4,310	155,000	159,310	*

Jeanne Cohane	10,000	87,000	97,000	*

James G. Martin	25,000	41,666	66,666	*

All Directors and Executive Officers as Group (7 persons)	1,165,262	1,261,658	2,496,920	13.7%

* Less than one percent.

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(1)	Each officer and director’s address is c/o Palomar Medical Technologies, Inc., 82 Cambridge Street, Burlington, MA 01803.

(2)

Pursuant to the rules of the SEC, the number of shares of Common Stock deemed beneficially owned includes, for each person or group referred to in the table, shares issuable pursuant to options or warrants held by the respective person or group that are currently exercisable or will become exercisable within 60 days of March 19, 2008.

(3)

The “Number of Shares Owned” is based on information contained in a report on Schedule 13G, filed with the SEC on February 12, 2008. The report states that Brown Capital Management, Inc. has sole voting power with respect to 480,520 shares and sole dispositive power with respect to 1,055,420 shares.

(4)

The “Number of Shares Owned” is based on information contained in a report on Schedule 13G, filed with the SEC on January 10, 2008. The report states that Westfield Capital Management Company, LLC has sole voting power with respect to 703,625 shares and sole dispositive power with respect to 1,022,125 shares.

(5)	The “Number of Shares Owned” is based on information contained in a report on Schedule 13G filed with the SEC on February 6, 2008. The report states that:
o	Barclays Global Investors, NA has sole voting power with respect to 315,579 shares and sole dispositive power with respect to 379,392 shares.
o	Barclays Global Fund Advisors has sole voting power with respect to 425,836 shares and sole dispositive power with respect to 579,494 shares.
o	Barclays Global Investors, Ltd. has solve voting power with respect to 0 shares and sole dispositive power with respect to 18,533 shares.
o	Barclays Global Investors Japan Trust and Banking Company Limited has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.
o	Barclays Global Investors Japan Limited has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.
o	Barclays Global Investors Canada Limited has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.
o	Barclays Global Investors Australia Limited has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.
o	Barclays Global Investors (Deutschland) AG has sole voting power with respect to 0 shares and sole dispositive power with respect to 0 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to report to the SEC their stock ownership at the time they become an executive officer, director or ten-percent stockholder and any subsequent changes in ownership. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent shareholders during the year ended December 31, 2007 were filed on a timely basis.

SOLICITATION

        No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the common stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by professional solicitors, stockholders, directors, officers and certain of our employees. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by us.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

        In order to be eligible for inclusion in our proxy statement and form of proxy for the annual meeting scheduled to be held in 2009, stockholder proposals must comply with SEC Rule 14a-8 and any other applicable rules and must be delivered to our principal executive offices at least 120 days prior to the anniversary date of mailing of this proxy statement. This proxy statement was sent on or about March 26, 2008, so the date by which proposals are required to be received under Rule 14a-8 will be approximately November 26, 2008.

        Article II, Section 10 of our by-laws requires that a stockholder who wishes to bring an item of business before the annual meeting must provide notice of such item of business to us at our principal executive offices not less than 90 days nor more than 120 days before the anniversary date for such meeting, that is, no earlier than January 14, 2009 and no later than February 13, 2009. The same deadline applies to the nomination by a stockholder of a candidate for election to the Board. Our by-laws contain a number of other substantive and procedural requirements which should be reviewed by any interested stockholder. This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information.

        SEC rules require us to disclose in our proxy materials certain information about candidates for nomination to the Board who are recommended by a stockholder or group of stockholders owning more than 5% of our common stock. The deadline for notice to us of such a recommendation is 120 days prior to the anniversary date of mailing of this proxy statement, or approximately November 26, 2008.

AVAILABLE INFORMATION

        Stockholders of record on March 19, 2008 will receive a proxy statement and our 2007 annual report on Form 10-K (excluding exhibits), which contains detailed financial information concerning us. Written requests for additional copies of these forms may be submitted to the Investor Relations Department, Palomar Medical Technologies, Inc., 82 Cambridge Street, Burlington, Massachusetts 01803 or ir@palomarmedical.com. In addition, you may visit our home page at www.palomarmedical.com or the SEC’s website at www.sec.gov that contains reports, proxy and other SEC filings.

PROXY/VOTING INSTRUCTION CARD PALOMAR MEDICAL TECHNOLOGIES, INC.
c/o The American Stock Transfer & Trust Company
59 Maiden Lane, New York, New York 10038

THIS PROXY IS SOLICITED BY THE BOARD

        I (whether one or more of us) appoint Paul S. Weiner and Patricia A. Davis to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the Annual Meeting of Stockholders of Palomar Medical Technologies, Inc. to be held at the Marriott Hotel, One Mall Road, Burlington, Massachusetts 01803, on May 14, 2008 at 10:00 a.m. and any adjournments thereof, upon matters set forth in the notice of annual meeting dated March 19, 2008, and the related proxy statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

        The undersigned hereby acknowledges receipt of a copy of the accompanying notice of annual meeting of stockholders and of the proxy statement relating thereto, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

^ DETACH HERE BEFORE MAILING TOP PORTION ^

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY ☒

        This proxy when properly executed will be voted as instructed below by the undersigned stockholder. If no marking is made, this proxy will be voted for proposals 1, 2 and 3 and in the discretion of the person named as proxy as to such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR:

1.	The election of each of the following nominees as Directors to serve until the 2009 annual meeting of stockholders and until their respective successors are elected and have qualified.

(1)	Joseph P. Caruso
(2)	Jeanne Cohane
(3)	Nicholas P. Economou
(4)	James G. Martin
(5)	A. Neil Pappalardo
(6)	Louis P. Valente

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark the number(s) of the nominee(s) on the line below.

☐	☐	☐	____________________________________

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2.	To ratify Ernst & Young LLP as the company’s independent auditors for fiscal 2008.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN WITH RESPECT TO ONE OR MORE OF THE PROPOSALS SET FORTH ABOVE, WILL BE VOTED FOR SUCH PROPOSAL OR PROPOSALS.

DATED: ______________, 2008	Signature of Stockholder(s):____________________________
Print Name:_________________________________________

Please promptly date and sign this proxy and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. PLEASE SIGN EXACTLY AS NAME(S) APPEAR ON STOCK CERTIFICATE. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other person.

Mark here if you plan to attend the meeting         ☐

[NOTE THAT YOU MAY ATTEND THE MEETING EVEN IF YOU DO NOT CHECK THE BOX]